PRESS RELEASE

Playlogic Entertainment Inc, reports first nine months 2008 results

PLAYLOGIC Q3 2008 RESULTS LOWER THAN EXPECTED DUE TO A SHIFT IN PRODUCT RELEASE DATES FROM Q3/Q4 2008 TO Q1 IN 2009

Amsterdam / New York, November 14th, 2008 - Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB) announced today its results for the first nine months 2008, ended September 30.

Net revenues

For the first nine months, ended September 30, net revenues increased to $9.4 million, compared with $8.3 million in 2007, an increase of 13%.  For the 3rd quarter of 2008 net revenues decreased to $1.1 million compared with $3.7 million in the 3rd quarter of 2007.

Gross profit

Gross profit for the first nine months of 2008 decreased $0.2 million to $4.6 million, compared with $4.8 million in the first nine months of 2007. For the 3rd quarter of 2008 gross profit showed $0.3 million compared with $2.0 million in the 3rd quarter of 2007.

Operating result

Operating result for the first nine months of 2008 showed a loss of $1.6 million compared with a profit of $0.4 million in the first nine months of 2007. For the 3rd quarter of 2008 the operating result showed a loss of $2.8 million compared with a profit of $0.5 million in the 3rd quarter of 2007.

Due to a shift in game releases on multiple platforms from Q3/Q4 2008 to Q1 2009 the operating result for the 3rd quarter in 2008 turned from a profit into a loss. These games include titles such as Sudoku Ball™ Detective, Vertigo®, Pool Hall Pro®, and Age of Pirates 2: City of Abandoned Ships® on Wii, DS and PC platforms.

As a precaution in today’s economic environment Playlogic is recording an extraordinary impairment for several games. Even though game sales are recession resistant management wants to be conservative by taking this impairment charge until the end of 2008. This extraordinary impairment of $1.0 million impacted the financial results.

Net Profit/Loss

Net profit for the first nine months of 2008 showed a loss of $2.0 million compared with a profit of $1.6 million in the same period of 2007. For the 3rd quarter of 2008 Playlogic made a net loss of $3.0 million compared with a profit of $2.0 million in the 3rd quarter of 2007.

EPS

Earnings per share for the first nine months showed a loss of $0.05 compared with a profit of $0.06 in the first nine months of 2007. For the 3rd quarter of 2008 earnings per share dropped to a loss of $0.07 compared with a profit of $0.07 in the same period in 2007.

Outlook 2008

For the full-year 2008 Playlogic expects net revenues in the range of $ 11.0 million and $13 million, compared with net revenue of $10.1 million for the full-year 2007. Net loss per share will be approximately $0.05 for the full-year 2008.

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent worldwide publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic distributes its products through all available channels, online and offline. Playlogic, who currently has approximately 95 employees, is listed on Nasdaq OTC under the symbol "PLGC.OB" and is headquartered in New York, USA and Amsterdam, the Netherlands . Its in-house game development studio “Playlogic Game Factory” is based in Breda (the Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, as well as games developed by a number of studios throughout the world with approximately 400 people of external development staff. The Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe (SCEE).

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product. Playlogic plans to publish 20 titles, on several platforms, during 2008.

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic International
Robert A. Van Duivenbode
Corporate IR/PR Officer
T: +31 20 676 03 04
M: +31 6 53 53 00 10
E: rvanduivenbode@playlogicint.com
For further information about Playlogic, the games she publishes and develops, artwork and press information, please visit our press section on www.playlogicgames.com